Exhibit 99.1
[PSYCHIATRIC SOLUTIONS, INC. LOGO]

Contact:
Brent Turner
Executive Vice President,
Finance and Administration
(615) 312-5700
PSYCHIATRIC SOLUTIONS ANNOUNCES DEFINITIVE AGREEMENT TO
ACQUIRE HORIZON HEALTH CORPORATION

Will Add 15 Inpatient Psychiatric Facilities with over 1,500 Beds

Expects Transaction to Add $0.17 to $0.20 to Earnings per Diluted Share for
12 Months Following Consummation
FRANKLIN, Tenn. (December 21, 2006) — Psychiatric Solutions, Inc. (“PSI”) (NASDAQ: PSYS) today announced that it has signed a definitive merger agreement to acquire Horizon Health Corporation (NASDAQ: HORC) in a transaction valued at $426 million, consisting of cash of $20 per share totaling $321 million and the assumption of Horizon Health’s outstanding debt. Horizon Health produced revenues of $275 million for its 2006 fiscal year, which ended August 31, 2006, primarily through the operation of inpatient behavioral health facilities. At November 30, 2006, Horizon Health owned/leased 15 inpatient facilities with approximately 1,561 beds in 11 states. Horizon Health also provided services under 115 behavioral health and physical rehabilitation program management contracts with acute care hospitals at the end of its fiscal year and operated an employer assistance program services business.
     PSI has received a commitment from Citigroup Global Markets Inc. and Merrill Lynch & Co. regarding the financing of the acquisition price. Consummation of the transaction, which is anticipated in the second quarter of 2007, is subject to customary closing conditions, including regulatory approvals and clearance under the Hart-Scott-Rodino Act, as well as approval by Horizon Health’s stockholders. PSI expects the transaction to be accretive to its earnings per diluted share for the 12 months following the completion of the transaction by an amount in a range of $0.17 to $0.20. PSI intends to revise its established 2007 guidance for earnings per diluted share of $1.42 to $1.46 to reflect the impact of this transaction closer to the effective date of the transaction.
     Joey Jacobs, Chairman, President and Chief Executive Officer of PSI, commented, “We are very pleased to be announcing this agreement with Horizon Health. Under the leadership of Chairman and CEO Ken Newman and the rest of his management team, Horizon Health has built a strong presence in the behavioral health industry, both in the freestanding facilities segment and as the leading provider of contract management services. Our definitive agreement represents an outstanding opportunity for PSI to expand its behavioral health business through, among other assets, the addition of high quality inpatient psychiatric facilities in attractive, growing markets. Consistent with our long-term record of successfully integrating new facilities
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PSYS Signs Definitive Agreement to Acquire
Horizon Health Corporation

December 21, 2006
into our operations, we expect to work closely with the highly skilled and experienced teams at these facilities to enhance top-line performance, as well as operating productivity and efficiency. In addition, we have already identified opportunities to expand Horizon Health’s EBITDA (earnings before interest, taxes, depreciation and amortization) of $31 million for fiscal 2006 by at least $10 million through corporate synergies alone. As a result, we are confident that the completion of this transaction will have a significant positive impact on our future earnings growth.”
     PSI will hold a conference call to discuss this release today at 10:00 a.m. Eastern time. Participants will have the opportunity to listen to the conference call over the Internet by going to www.psysolutions.com and clicking Investor Relations or by going to www.earnings.com. Participants are encouraged to go to the selected web sites at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on January 4, 2007.
     This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. PSI’s business and operations are subject to a variety of risks and uncertainties that might cause actual results to differ materially from those projected by any forward-looking statements. Factors that could cause such differences include, but are not limited to: (1) PSI’s ability to complete the Horizon Health acquisition and to successfully integrate the Horizon Health operations; (2) potential competition which alters or impedes PSI’s acquisition strategy by decreasing PSI’s ability to acquire additional inpatient facilities on favorable terms; (3) the ability of PSI to improve the operations of acquired inpatient facilities, including the Horizon Health facilities; (4) the ability to maintain favorable and continuing relationships with physicians who use PSI’s facilities; (5) the ability to receive timely additional financing on terms acceptable to PSI to fund PSI’s acquisition strategy and capital expenditure needs, including financing for the acquisition of Horizon Health; (6) risks inherent to the health care industry, including the impact of unforeseen changes in regulation, reimbursement rates from federal and state health care programs or managed care companies and exposure to claims and legal actions by patients and others; (7) PSI’s ability to comply with applicable licensure and accreditation requirements; and (8) potential difficulties in integrating recently acquired operations with PSI. The forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI’s filings with the Securities and Exchange Commission. PSI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof.
     PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 74 owned or leased freestanding psychiatric inpatient facilities with approximately 8,000 beds in 29 states, Puerto Rico and the U.S. Virgin Islands. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.
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